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STARWOOD HOTELS & RESORTS PRESENTS STRATEGY, BRAND POSITIONINGS AND OUTLOOK TO MEDIA AND INVESTORS

Starwood Expects to Grow EPS at Compound Annual Rate of 20-23% Through 2009
Board Authorizes Additional $600 Million In Share Repurchases

New York, NY – May 23, 2006 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced that Chief Executive Officer Steven J. Heyer and other members of the Company’s senior management team are presenting Starwood’s business strategy and brand positionings during its first-ever Media Summit held today and Investor Day held tomorrow in New York City. The Company will also provide its financial outlook during tomorrow’s Investor Day.

Mr. Heyer said, “For the last 18 months, we have been working to unlock the substantial potential that exists in our brands, infrastructure and team. We are implementing a clear and exciting strategy, which is already generating significant benefits.”

He added: “We are committed to connecting emotionally with our guests through our brands with brand-specific innovation, the creation of memorable experiences, resulting in the cultivation of great preference and brand loyalty for Starwood brands. Our strategy will generate industry leading RevPar, footprint growth and Return On Invested Capital for ourselves and our owners.”

During the two days of meetings, Starwood will outline the key components of its business strategy including:

•	Creating Differentiated “World Class” Brands Powered by Innovation. Moving away from price-based competition and bed wars and focusing instead on emotionally relevant branding, the Company has clearly defined each of its brands with meaningful and powerful positionings, laying a path for ongoing innovation.

•	Driving Operational Excellence and Inspirational Service. As Starwood innovates in each brand’s voice, the company is embarking on an extensive training program to immerse every associate worldwide in its brand positionings while zealously monitoring guest satisfaction and operational efficiency to ensure that the Company continues to lead the industry in margin growth, proving that productivity and guest satisfaction do not have to be mutually exclusive.

•	Developing Robust Hotel Pipeline and Fee Growth. Acutely focused on its pipeline development, and working in partnership with the development community, Starwood expects to sign 150 new hotel contracts in 2006 and anticipates five to seven percent net annual unit growth through 2009.

•	Leveraging Opportunities in Vacation Ownership. The Company continues to expand its leadership in the vacation ownership business by leveraging its owned hotel assets in key destinations such a Maui, Kauai, Scottsdale, Orlando, New York, Aspen and Cancun.

•	Capitalizing on Owned Real Estate Growth Opportunities. The Company is implementing an “asset right” strategy, as demonstrated by the sale of more than $5 billion in non-strategic properties over the last 18 months. At the same time, the Company has retained ownership of its most attractive assets that can be redeveloped or repositioned or possess vacation ownership opportunities. Starwood will continue to churn its real estate portfolio and as it mines the value in its retained assets those will be sold and other strategic assets will be purchased.

Brand Strategy

Starwood unveiled its brand positionings today and introduced a number of new signature service elements created in each brand’s voice. Highlights from today’s brand presentations include:

Sheraton - At Sheraton you don’t just stay here, you belong says the brand’s new global ad campaign. The brand’s new positioning is centered on warm, comforting, connections and it all starts at the ‘heart of the house’ with a workplace that’s second to none, an investment in training and an environment that allows Sheraton associates to confidently connect with their guests. And because everything communicates, Sheraton’s positioning is being brought to life at every stage of the guest experience, from new television advertising, new collateral and a new signature “warm welcome.” Starwood’s largest brand debuted its Yahoo! Link @ Sheraton, a lobby hub where guests can hop on the Internet, explore the Yahoo!-designed, locally-tailored website, grab a coffee, work, chat, read, watch TV or play a game.

Four Points by Sheraton: For the self sufficient traveler, Four Points by Sheraton aims to provide honest, uncomplicated, comfort. The brand is all about providing a high level of comfort and little indulgences while away from home from a great bed to a perfect cup of coffee to free high speed Internet access and free bottled water – Four Points by Sheraton provides good, honest value. Celebrating “simple pleasures,” the brand is rolling out a “Best Brews” international beer program; serving award winning pie in its hotels; providing simple tips to make life less complicated and launching a series of great looking new interior design packages. Growing fast around the world, the brand is set to open more than 30 hotels in the next year alone.

Le Méridien: Starwood’s newest brand’s core values of chic, cultured, discovery are born of its European heritage. The brand seeks to engage its guests in a meaningful way — bringing alive its passion points of music, film, art, photography, food, design, architecture and fashion. It will curate an experience for its guests, stimulating them and enriching their stay — revealing the curious in all of us. Growth plans are aggressive with a strong pipeline in place and a special emphasis on North America where the brand is currently under penetrated.

Luxury Collection:  The third largest luxury hotel brand in the world, The Luxury Collection will evolve from a primarily trade-facing brand to a consumer brand.  The brand’s focus on exceptional, indigenous, unique, experience will inform its transformation and dictate its growth, with a focus on including the world’s most celebrated independent hotels in a collection famed for its magical hotels like the Gritti Palace, the Hotel Imperial and the Cala di Volpe.

St. Regis: The certainty of being in the best place is central to St. Regis’s positioning around uncompromising, bespoke, seductive, address.  As the Company opens some of the world’s most spectacular new hotels and continues to develop residences with 12 under development, signature services will include a wine aficionado program, restaurants with celebrity chefs, an expansion of its famed butler service and new Remede spas.

W: From San Diego to Seoul...and soon Hoboken to Hong Kong, W’s flirty, insider, escape offers guests unique experiences around the warmth of cool. Exclusive partnerships with Diane von Furstenberg, Alvin Valley and Sirius Satellite Radio, access to events like Fashion Week, Jazzfest and Tribecca Film Festival, and the keys to a world where wishes are fulfilled through its signature Whatever/Whenever program.

Aloft: Launched less than a year ago, aloft — a vision of W hotels — offers a sassy, refreshing, oasis in the boring desert of select-service hotels. With its Anything/Anytime service promise; RE:FUEL, its Grab n Go food and beverage concept; and RELAX, airy public spaces designed for social gatherings similar to W’s Living Rooms, aloft is proving to be a darling of the development community with more than 500 properties planned by 2012.

Westin:  Westin’s core values around personal, instinctive, renewal drove the brand’s recent decision to go smoke-free – a hotel industry first. Building upon its Heavenly Bed, WestinWORKOUT Powered by Reebok and Heavenly Spa, Westin will introduce a new “sensory welcome” featuring a white tea scent, signature music and lighting, plus refreshing towels and an elixir all designed to renew.  Unwind, an evening ritual, is in pilot around the globe, and the brand announced its working with the Mayo Clinic to understand the effects of travel on mind, body and spirit. Having pioneered the hotel-retail trend, Westin will continue to expand its retail efforts online, in hotel and at Nordstrom stores, focusing on new “sensory” retail.  Coming soon:  “Project ESW” – a new extended stay brand with the DNA of Westin.

Financial Outlook
At tomorrow’s investor meeting, Starwood will announce that assuming annual RevPar growth of 7 – 9% and 5 – 7% net annual unit growth through 2009, it expects 13 – 15% annual EBITDA growth and 20 – 23% annual EPS growth.

Starwood also announced that its Board of Directors has approved an increase in the Company’s share repurchase program by an additional $600 million bringing the current authorization to more than $1 billion. Since the start of the year, Starwood has bought back approximately 9 million shares at a cost of $570 million.

Starwood is taking 15 to 18 non-strategic hotels to market and expects to generate sales proceeds of $500 million to $1 billion over the next 12-18 months.

At tomorrow’s meeting, the Company will also reaffirm its current full year guidance for 2006, which was detailed in its first quarter 2006 earnings press release.

Webcast
A live webcast of the Investor Day will be available on May 24th beginning at approximately 8:30 a.m. by logging onto the company website http://www.starwoodhotels.com and choosing Investor Relations within the Corporate Information section of the website. The archived webcast will be available on the Company’s website for 30 days.

For more information, please visit our website at http://www.starwoodhotels.com

Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Meridien® and the recently announced Aloft(SM). Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Please contact Starwood’s toll-free media hotline at (866) 4-STAR-PR (866-478-2777) for photography or additional information.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations, including any statements as to whether or when the transaction with Host is expected to be consummated. Forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and other factors that may cause actual results or events to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results and events will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

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